EXHIBIT 99.1

Broadwind Energy Announces Q1 2019 Results

Highlights:

  Q1 2019 revenue of $41.7 million up 39% from 2018, all segments higher
  Strong Gearing performance -- $10 million revenue and $1.4 million operating income
  EPS loss narrows to $.07 due to improved operating performance
  Adjusted EBITDA at $1.7 million, up $3.3 million year over year (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release)
  Operating working capital increases $12.6M, consistent with the recovery in revenue

CICERO, Ill., April 26, 2019 (GLOBE NEWSWIRE) -- Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $41.7 million in Q1 2019, up 39% compared to $30.0 million in Q1 2018. The sharp increase was due primarily to a $10.1 million increase in Towers and Heavy Fabrications segment sales as a result of a 31% increase in tower sections sold, in support of a strengthening Tower market and a higher average sales price driven by increases in steel prices. Additionally, Gearing segment sales were up $1.2 million, or 14% compared to Q1 2018, due primarily to strong demand from mining, wind and other industrial customers.

The Company reported a net loss of $1.0 million, or $.07 per share, in Q1 2019, compared to a net loss of $4.8 million, or $.32 per share, in Q1 2018. The current year loss narrowed as a result of the increased in sales and improved operating performance.

The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring costs) of $1.7 million in Q1 2019, compared to non-GAAP adjusted EBITDA loss of $1.6 million in Q1 2018 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release). The $3.3 million improvement was mainly attributable to significantly higher production volume in the Towers and Heavy Fabrications segment and improvements in Gearing operating performance.

Broadwind CEO Stephanie Kushner stated, “Gearing continues to deliver strong operating results, reflecting growth in the customer base, stable operations and good cost management.  The changes in the organizational structure and investments in process changes have dramatically improved the performance of this business for the long term.”

Kushner continued, “Capacity utilization at our tower plants is rising, and we expect it to remain strong for the medium term.  Margins have been impacted by higher steel prices, but the team continues to deliver operational improvements to help offset this pressure.  Our expansion into other heavy fabrications remains paramount, and order activity continues to be strong.”

Kushner concluded, “In Q2, we expect revenue to exceed $40 million with approximately $1.3 -$1.8 million of EBITDA.  Our full year outlook on the business is unchanged.  We continue to expect quarterly revenues to exceed $40 million and EBITDA generation of approximately $8 million for the year.”

Orders and Backlog

The Company booked $24.0 million of net new orders in Q1 2019, compared to $28.1 million in Q1 2018. Towers and Heavy Fabrications orders rose to $12.5 million in Q1 2019, up from $9.8 million in Q1 2018. Gearing orders totaled $7.1 million in Q1 2019, down from $15.4 million Q1 2018, following a surge in oil and gas orders to secure production slots in the prior year, and reflecting reduced near-term demand for frack gears linked to a pause in development activity in the Permian Basin. Process Systems orders totaled $4.4 million in Q1 2019 compared to $3.0 million in Q1 2018 as a result of higher new gas turbine content demand from an international customer.

At March 31, 2019, total backlog was $81.1 million, compared to $96.5 million at December 31, 2018, a reduction that reflects the final year of a 3-year tower supply agreement.  Future orders are expected to be on a spot basis, reflecting a shift in procurement practices in the industry.

Segment Results

Towers and Heavy Fabrications
Broadwind Energy produces fabrications for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.  In Q1 2019, the Company revised and retroactively adjusted the financial statements of its segment reporting by moving the Abilene CNG and Fabrication business to the Towers and Heavy Fabrications segment from the Process Systems segment.

Towers and Heavy Fabrications segment sales totaled $28.3 million in Q1 2019, compared to $18.2 million in Q1 2018. The significant improvement was due primarily to a 31% increase in tower sections sold and a higher average sales price on the product mix sold due primarily to the rise in steel prices.

The Towers and Heavy Fabrications segment operating loss totaled $.2 million in Q1 2019 compared to an operating loss of $2.1 million in Q1 2018. The significant improvement was due primarily to higher plant utilization and improved plant efficiencies including the absence of significant start-up costs related to the quick production ramp up from near shutdown levels in the prior year. The net loss narrowed for the Towers and Heavy Fabrications segment to $.2 million in Q1 2019, from a net loss of $1.7 million in Q1 2018. Non-GAAP Adjusted EBITDA in Q1 2019 was $1.1 million compared to an EBITDA loss of $.5 million in Q1 2018 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).  The increase was due primarily to the factors described above.

Gearing
Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel, wind and other specialized applications.

Gearing segment sales totaled $10.0 million in Q1 2019, compared to $8.8 million in Q1 2018. The $1.2 million increase was due primarily to higher mining, wind and other industrial shipments, partially offset by lower demand from oil and gas customers, which is expected to continue in the near-term. The operating profit increased to $1.4 million in Q1 2019, compared to a $.6 million loss in Q1 2018. The significant improvement was due primarily to the increase in revenue noted above, continued improvements in operating efficiencies and the absence of residual impact of supply chain delays and higher manufacturing variances in the prior year.  The net income for the Gearing segment totaled $1.3 million in Q1 2019, compared to a net loss of $.6 million in Q1 2018. The Gearing segment reported $2.0 million of Non-GAAP adjusted EBITDA for Q1 2019 compared to a near breakeven Non-GAAP adjusted EBITDA in Q1 2018 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).  The $2.0 million improvement was due primarily to the factors described above.

Process Systems
Broadwind Energy provides contract manufacturing services that include build-to-print, kitting, and inventory management for customers, primarily supporting the natural gas electrical generation market.

Process Systems revenue totaled $3.3 million in Q1 2019 compared to $3.0 million in Q1 2018, due primarily to higher sales for aftermarket natural gas turbine content.  The operating loss was $.3 million in both periods, as the favorable impact of lower amortization expense was offset by a lower margin revenue mix.  The net loss for the Process Systems segment was $.3 million in Q1 2019, compared to a net loss of $.1 million in Q1 2018. The Process Systems segment reported $.2 million of Non-GAAP adjusted EBITDA loss for Q1 2019 compared to Non-GAAP adjusted EBITDA of $.1 million in Q1 2018 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Corporate
Corporate and other expenses totaled $1.4 million in Q1 2019, down from $1.5 million in Q1 2018. The decrease was due primarily to lower insurance expense, partly offset by increased incentive compensation expense.

Cash and Liquidity

During Q1 2019, operating working capital (accounts receivable and inventory, net of accounts payable and customer deposits) increased to $17.6 million from $5.0M at year end 2018, as production levels increased to support higher scheduled tower deliveries. The cash conversion ratio increased sequentially, from 16 days at year end 2018 to 41 days, predominantly driven by the increase in operating working capital.

Capital expenditures, net of disposals, in Q1 2019 totaled $.6 million.

Debt and capital leases totaled $25.7 million at March 31, 2019.  The Company’s $35 million line of credit with CIBC had a balance of $22.2 million at March 31, 2019 and $7.5 million of availability.

The Company adopted Accounting Standards Codification 842, related to new lease accounting standards, on January 1, 2019, recognizing operating lease liabilities totaling $19.1 million and a corresponding right of use asset of $17.2 million.

Cash assets (cash and short-term investments) remained near zero as expected because the Company’s cash and receipts are automatically applied to the outstanding credit line balance consistent with the terms of the line.

About Broadwind Energy, Inc.
Broadwind Energy (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers and industrial weldments, we have solutions for the clean tech, energy and infrastructure needs of the future. With facilities throughout the U.S., Broadwind Energy's talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

Forward-Looking Statements
This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following: (i) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards; (ii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iii) our ability to continue to grow our business organically and through acquisitions; (iv) the production, sales, collections, customer deposits and revenues generated by new customer orders and our ability to realize the resulting cash flows; (v) the sufficiency of our liquidity and alternate sources of funding, if necessary; (vi) our ability to realize revenue from customer orders and backlog; (vii) our ability to operate our business efficiently, comply with our debt obligations, manage capital expenditures and costs effectively, and generate cash flow; (viii) the economy and the potential impact it may have on our business, including our customers; (ix) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (x) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xi) the effects of the change of administrations in the U.S. federal government; (xii) our ability to successfully integrate and operate companies and to identify, negotiate and execute future acquisitions; (xiii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; (xiv)  the limited trading market for our securities and the volatility of market price for our securities; and (xv) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change.

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	March 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37	$1,177
Accounts receivable, net	22,509	17,455
Inventories, net	32,944	22,670
Prepaid expenses and other current assets	1,706	1,776
Total current assets	57,196	43,078
LONG-TERM ASSETS:
Property and equipment, net	48,472	49,087
Other intangible assets, net	6,399	6,602
Other assets	357	398
Operating lease right-of-use assets	17,155	-
TOTAL ASSETS	$129,579	$99,165

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit and other notes payable	$23,199	$11,930
Current portion of finance lease obligations	894	967
Current portion of operating lease obligations	1,726	-
Accounts payable	20,091	11,618
Accrued liabilities	4,127	3,806
Customer deposits	17,755	23,507
Current liabilities held for sale	26	27
Total current liabilities	67,818	51,855
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	1,185	1,408
Long-term finance lease obligations, net of current portion	408	571
Long-term operating lease obligations, net of current portion	17,341	-
Other	65	1,969
Total long-term liabilities	18,999	3,948
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued
or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 16,259,642 and 15,982,622 shares issued as of March 31, 2019 and
December 31, 2018, respectively	16	16
Treasury stock, at cost, 273,937 shares as of March 31, 2019 and December 31, 2018,
respectively	(1,842)	(1,842)
Additional paid-in capital	381,883	381,441
Accumulated deficit	(337,295)	(336,253)
Total stockholders' equity	42,762	43,362
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$129,579	$99,165

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended March 31,
	2019	2018

Revenues	$41,660	$29,967
Cost of sales	38,111	29,984
Restructuring	12	115
Gross profit (loss)	3,537	(132)

OPERATING EXPENSES:
Selling, general and administrative	3,828	3,898
Intangible amortization	203	471
Restructuring	-	36
Total operating expenses	4,031	4,405
Operating loss	(494)	(4,537)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(536)	(298)
Other, net	(2)	(3)
Total other income (expense), net	(538)	(301)

Net loss before provision (benefit) for income taxes	(1,032)	(4,838)
Provision (benefit) for income taxes	11	(27)
LOSS FROM CONTINUING OPERATIONS	(1,043)	(4,811)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	1	(27)
NET LOSS	$(1,042)	$(4,838)

NET LOSS PER COMMON SHARE - BASIC:
Loss from continuing operations	$(0.07)	$(0.32)
Income (loss) from discontinued operations	0.00	$0.00
Net loss	$(0.07)	$(0.32)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	15,786	15,257

NET LOSS PER COMMON SHARE - DILUTED:
Loss from continuing operations	$(0.07)	$(0.32)
Income (loss) from discontinued operations	0.00	0.00
Net loss	$(0.07)	$(0.32)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	15,786	15,257

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,042)	$(4,838)
Income (loss) from discontinued operations	1	(27)
Loss from continuing operations	(1,043)	(4,811)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	1,761	2,357
Deferred income taxes	(9)	(27)
Stock-based compensation	255	262
Allowance for doubtful accounts	(14)	(15)
Common stock issued under defined contribution 401(k) plan	187	167
Gain on disposal of assets	(1)	-
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(5,040)	(2,266)
Inventories	(10,274)	(2,577)
Prepaid expenses and other current assets	70	21
Accounts payable	8,132	2,956
Accrued liabilities	321	1,653
Customer deposits	(5,752)	197
Other non-current assets and liabilities	57	(1,210)
Net cash used in operating activities of continued operations	(11,350)	(3,293)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(577)	(229)
Proceeds from disposals of property and equipment	1	-
Net cash used in investing activities of continued operations	(576)	(229)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	42,440	32,886
Payments on line of credit	(31,191)	(29,202)
Payments on long-term debt	(228)
Principal payments on capital leases	(236)	(187)
Net cash provided by financing activities of continued operations	10,785	3,497
		-
DISCONTINUED OPERATIONS:
Operating cash flows	1	(27)
Net cash provided by (used in) discontinued operations	1	(27)

NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(1,140)	(52)
CASH AND CASH EQUIVALENTS beginning of the period	1,177	78
CASH AND CASH EQUIVALENTS end of the period	$37	$26

Supplemental cash flow information:
Interest paid	$274	$233

Non-cash activities:
Issuance of restricted stock grants	$255	$262

BROADWIND ENERGY, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended
	March 31,
	2019	2018

ORDERS:
Towers and Heavy Fabrications	$12,510	$9,804
Gearing	7,135	15,366
Process Systems	4,361	2,971
Total orders	$24,006	$28,141

REVENUES:
Towers and Heavy Fabrications	$28,294	$18,196
Gearing	10,027	8,805
Process Systems	3,339	2,966
Corporate and Other	-	-
Total revenues	$41,660	$29,967

OPERATING (LOSS)/PROFIT:
Towers and Heavy Fabrications	$(222)	$(2,096)
Gearing	1,387	(626)
Process Systems	(285)	(301)
Corporate and Other	(1,374)	(1,514)
Total operating (loss)/profit	$(494)	$(4,537)

Non-GAAP Financial Measure
The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, and stock compensation) as supplemental information regarding the Company’s business performance. The Company’s management uses adjusted EBITDA when it internally evaluates the performance of the Company’s business, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

BROADWIND ENERGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended March 31,
	2019	2018
Loss from continuing operations	$(1,043)	$(4,811)
Interest Expense	537	299
Income Tax Provision/(Benefit)	12	(27)
Depreciation and Amortization	1,761	2,357
Share-based Compensation and Other Stock Payments	436	428
Restructuring Costs	12	152
Adjusted EBITDA (Non-GAAP)	$1,715	$(1,602)

Towers and Heavy Fabrications Segment	Three Months Ended March 31,
	2019	2018
Net Loss	$(235)	$(1,708)
Interest Expense	66	31
Income Tax (Benefit)	(53)	(419)
Depreciation and Amortization	1,095	1,320
Share-based Compensation and Other Stock Payments	165	152
Restructuring Expense	12	152
Adjusted EBITDA (Non-GAAP)	$1,050	$(472)

Gearing Segment	Three Months Ended March 31,
	2019	2018
Net Income/(Loss)	$1,300	$(631)
Interest Expense	83	3
Income Tax Provision	4	2
Depreciation and Amortization	482	591
Share-based Compensation and Other Stock Payments	92	66
Adjusted EBITDA (Non-GAAP)	$1,961	$31

Process Systems	Three Months Ended March 31,
	2019	2018
Net Loss	$(278)	$(51)
Interest Expense	1	-
Income Tax (Benefit)	(9)	(253)
Depreciation and Amortization	122	387
Share-based Compensation and Other Stock Payments	13	19
Adjusted EBITDA (Non-GAAP)	$(151)	$102

Corporate and Other	Three Months Ended March 31,
	2019	2018
Loss from continuing operations	$(1,830)	$(2,421)
Interest Expense	387	265
Income Tax Provision/(Benefit)	70	643
Depreciation and Amortization	62	59
Share-based Compensation and Other Stock Payments	166	191
Adjusted EBITDA (Non-GAAP)	$(1,145)	$(1,263)

BWEN INVESTOR CONTACT: Jason Bonfigt, 708.780.4821 jason.bonfigt@bwen.com